EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports Third Quarter and
First Nine Months of Fiscal 2012 Financial Results

3Q12 Formula Sales Rose to 3 Year Record High of $99.8 million
3Q12 Gross Margin was 41.3%
3Q12 Net Income Increases to $10.3 million

Qingdao, China and Rockville, Md. – February 9, 2012 – Synutra International, Inc. (NASDAQ: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, market and sell nutritional products for infants, children and adults, today announced financial results for the third quarter and first nine months of fiscal 2012 ended December 31, 2011.

Mr. Liang Zhang, Chairman and CEO of Synutra, remarked, “Synutra has achieved an exceptional quarter with powdered formula sales reaching a three year record high of $99.8 million and net income increasing to $10.3 million, reflecting sustained profitability. These positive quarterly results were in part due to the impact of the week-long Chinese New Year holiday in January, which led some distributors to place orders in December 2011, which may have otherwise been placed in January 2012. More importantly, in the third quarter we increased distributor promotions for our Super-Love product brand to help deepen market recognition and penetration for this relatively new sub-brand of our Super Series. As a result, Super-Love gross sales for November and December were more than double that of the previous monthly average.”

“Operationally, we remain focused on product safety. We continue to concentrate on the effectiveness of our already stringent quality control processes and continue to invest in improvements.  This January, when media reports on the death of a child in Jiangxi brought product safety into the spotlight, we swiftly conducted an internal investigation while actively cooperating with local authorities in their fact-finding efforts. Two days after the story aired, we published the outcome of our own investigation to show our products were safe. Initial government findings came shortly thereafter, confirming that our products were safe and consistent with national standards. In less than seven days, final results of multiple rounds of testing by separate government authorities further confirmed what we already knew. While it is still early to determine the effect of this incident on our business, we are encouraged by the fact that no Synutra products were pulled from store shelves due to this event other than the one shop in Jiangxi where the infant’s family purchased their formula. Throughout this event we maintained timely and open communications with our customers and investors. We are also encouraged by the swiftness and effectiveness with which the entire Synutra team handled this crisis, a testimony to the experience and maturity of the management team and Synutra’s employees. Overall, we remain confident that we will continue to deliver sustained growth driven by the high quality of our products and the market expertise of our management team.”

Formula Sale Performance

	4Q11	1Q12	2Q12	3Q12
Net sales of powdered formula segment	48,318	40,163	79,109	99,843
Adjusted net sales of powdered formula segment*	48,318	56,772	62,500	99,843
Market share (CIC data)**	4.9%	5.3%	5.1%	5.4%

* Adjusts for $16.6 million of revenue delayed from 1Q12 to 2Q12
** Market share as of the last month of the quarter

Mr. Weiguo Zhang, President and Interim CFO of Synutra, commented, “We are pleased to see that our powdered formula sales performance has not only returned to a normal growth trajectory but also reached a three year high at $99.8 million. Our powdered formula margins have similarly recovered and are on track for further improvement long term. The significant margin gains over the past quarters have primarily been driven by the recovery process. In the near term, margins will fluctuate more moderately based on powdered formula sales and product mix. This quarter’s powdered formula gross margin was 48.8% compared to 49.1% as a result of a sales shift recorded in the previous quarter, which created a higher than normal gross margin in the second quarter, as well as higher promotional costs for the Super Love product line for the third quarter.”

“Looking forward, we caution that the fourth fiscal quarter’s results may be more muted compared to the performance of the third fiscal quarter, considering the following impacts. First, there is the effect of the Chinese New Year holiday which shifted some January 2012 orders forward to December 2011. In addition to affecting sales performance, this will also impact margins as we provide distributors with fixed discounts each period, which is why margins vary with sales volume. Second, it is still early to quantify the impact of the Jiangxi incident. January 2012 orders were placed ahead of the incident so any impact will affect the February and March order numbers. Lastly, we are preparing to implement a distributor price increase of about 15% on April 1, 2012, to bring our prices more in line with rising costs and industry trends. We expect this supplier price adjustment will translate into a retail price increase of up to 15% on average resulting in future margin expansion and revenue growth. Overall, the coming quarter will be an exciting one in Synutra’s development. We look forward to updating the market as we gain more visibility.”

Financial Results for the Third Quarter of Fiscal 2012 versus the Second Quarter of Fiscal 2012

	Quarter Ended	Quarter Ended	QoQ Change
	Dec 31, 2011	Sept 30, 2011
(in USD 000's except per share and percentage data)
Net sales	114,362	99,053	15,309	15.5%

Cost of sales	67,078	57,054	10,024	17.6%
Gross profit	47,284	41,999	5,285	12.6%
Gross margin	41.3%	42.4%

Selling and distribution expenses	12,619	12,328	291	2.4%
Advertising and promotion expenses	7,588	8,042	(454)	(5.6%)
General and administrative expenses	7,365	6,672	693	10.4%
Other operating income, net	1,721	70	1,651	2358.6%
Total operating expense	25,851	26,972	(1,121)	(4.2%)

Income from operations	21,433	15,027	6,406	42.6%
Operating margin	18.7%	15.2%

Net interest expense and other income	3,869	3,153	716	22.7%
Income tax expense	7,162	3,257	3,905	119.9%
Net income attributable to the noncontrolling interest	116	92	24	(26.1%)

Net income attributable to Synutra International, Inc. common shareholders	10,286	8,525	1,761	20.7%
Net margin	9.0%	8.6%

Income per share – Basic and diluted	$0.18	$0.15	$0.03	20.7%

Net sales increased 15.5% to $114.4 million for the third quarter of fiscal 2012 from $99.1 million in the second quarter of fiscal 2012. Net sales from the Company’s branded powdered formula segment were $99.8 million, or 87.3% of net sales in the quarter, compared to $79.1 million, or 79.9% of net sales, in the previous quarter. The significant sequential increase reflects several factors including, the impact of Chinese New Year as some distributors shifted orders to December 2011 from January 2012 in anticipation of the week-long holiday and increased sales of Helanruniu, as more consumers bought adult milk powder for Chinese New Year gifts. Furthermore, the Company realized increased sales of the Super-Love line of the Super series by increasing promotions to drive market penetration of the relatively new product line. This led net sales of the Company’s Super series infant formula to rise to 58.9% of the volume of sales and 70.3% of the net sales of the powdered formula segment for the third quarter of fiscal year 2012 compared to 56.7% of the volume of sales and 68.2% of the net sales of the powdered formula segment in the previous quarter. By volume, sales of powdered formula products increased 12.0% to 9,088 tons in the third quarter from 8,115 tons in the previous quarter.

Net sales from Other Products, which includes imported whole milk powder and whey protein powder sold to industrial customers, was $14.2 million, or 12.5% of net sales, in the third quarter of fiscal 2012, compared to $19.7 million, or 19.9% of net sales in the previous quarter. This included $11.5 million of surplus imported whole milk powder sales for the third quarter of fiscal 2012.

Gross profit increased 12.6% to $47.3 million in the third quarter of fiscal 2012, from $42.0 million in the previous quarter. Gross margin in the third quarter of fiscal 2012 was 41.3%, compared to 42.4% in the previous quarter. Powdered formula margin decreased to 48.8% this quarter compared to 49.1% in the previous quarter. The muted sequential performance was primarily due to a shift in sales recorded in the previous quarter, which led to a higher than normal gross margin for the previous quarter, and increased promotional costs this quarter.

Income from operations increased 42.6% to $21.4 million from $15.0 million in the previous quarter. Total operating expenses remained relatively stable at $25.9 million compared to $27.0 million in the previous quarter. The slight decrease was primarily due to an operating income of $1.7 million related to a local government subsidy. Advertising and promotional expenses was $7.6 million compared to $8.0 million in the previous quarter. Selling and distribution expenses were $12.6 million compared to $12.3 million in the previous quarter. General and administrative expenses remained steady at $7.4 million compared to $6.7 million in the previous quarter.

Net income attributable to Synutra International, Inc. common stockholders increased 20.7% to $10.3 million in the third quarter of fiscal year 2012, or $0.18 per diluted share, from $8.5 million, or $0.15 per diluted share, in the previous quarter, reflecting steady profitability.

First Nine Months of Ended December 31, 2011 Financial Results
Net sales for the first nine months ended December 31, 2011 increased 52.0% to $257.2 million from $169.2 million in the prior year period. Net sales from branded powdered formula products increased 59.6% to $219.1 million, or 85.2% of net sales, in the first nine months of fiscal 2012, from $137.3 million, or 81.1% of net sales, in the prior year period.

Net sales from Other Products, which consists mainly of imported whole milk powder and raw milk sold to industrial customers, were $37.0 million, or 14.4% of net sales, in the first nine months of fiscal 2012, compared to $30.7 million, or 18.1% of net sales, in the prior year period.

Gross profit increased 74.8% to $105.4 million in first nine months of fiscal 2012 from $60.3 million in the prior year period. Gross margin was 41.0% for the first nine months of fiscal 2012 compared to 35.6% for the prior year period.

Operating income was $26.6 million in the first nine months of fiscal 2012 compared to an operating loss of $33.9 million in the prior year period.

Net income attributable to Synutra International, Inc. common stockholders was $9.2 million in the first nine months of fiscal 2012, or $0.16 per diluted share, compared with a net loss of $31.5 million, or $(0.56) per diluted share, in the prior year period.

Balance Sheet
As of December 31, 2011, the Company had cash and cash equivalents of $45.8 million and restricted cash of $49.5 million, including current and non-current portion.

Conference Call Details
The Company will hold a conference call on Friday, February 10, 2012 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
International:	+1 (646) 254-3515
Conference ID:	45244167

The replay will be accessible through February 16, 2012 by dialing the following numbers:

United States Toll Free:	+1 (866) 214-5335
International:	+1 (718) 354-1232
Conference ID:	45244167

A webcast of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of December 31, 2011, this network comprised over 650 independent distributors and over 860 independent sub-distributors who sell Synutra products in over 68,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 301-840-3881

 Synutra International, Inc.
 Consolidated Balance Sheets
	December 31, 2011	March 31, 2011
	(in thousands, except share par value)
ASSETS
Current Assets:
Cash and cash equivalents	$45,776	$48,741
Restricted cash	28,531	37,690
Accounts receivable, net of allowance	55,264	46,021
Inventories	54,372	67,372
Due from related parties	8,663	13,708
Income tax receivable	269	259
Receivable from assets disposal	1,378	1,714
Prepaid expenses and other current assets	16,195	11,562
Deferred tax assets	14,638	20,922

Total current assets	225,086	247,989

Property, plant and equipment, net	118,298	109,811
Land use rights, net	9,561	6,096
Intangible assets, net	3,168	3,140
Restricted cash	20,997	-
Other assets	1,303	4,022
Deferred tax assets	28,667	27,646

TOTAL ASSETS	$407,080	$398,704

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$94,165	$124,281
Long-term debt due within one year	58,404	38,131
Accounts payable	54,586	52,923
Due to related parties	1,675	2,330
Advances from customers	6,366	4,890
Other current liabilities	34,627	25,913

Total current liabilities	249,823	248,468

Long-term debt	55,739	62,722
Deferred revenue	4,438	4,456
Capital lease obligations	5,741	5,540
Other long-term liabilities	1,855	1,592

Total liabilities	317,596	322,778

Equity:
Synutra International, Inc. shareholders' equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 57,301 issued and outstanding at December 31, 2011 and March 31, 2011, respectively	6	6
Additional paid-in capital	135,440	135,440
Accumulated deficit	(79,142)	(88,357)
Accumulated other comprehensive income	32,088	28,204

Total Synutra common stockholders’ equity	88,392	75,293

Noncontrolling interest	1,092	633

Total equity	89,484	75,926

TOTAL LIABILITIES AND EQUITY	$407,080	$398,704

Synutra International, Inc.
Consolidated Statements of Income
	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
	(in thousands except earnings per share data)

Net sales	$114,362	$44,233	$257,172	$169,222
Cost of sales	67,078	39,211	151,810	108,943

Gross profit	47,284	5,022	105,362	60,279

Selling and distribution expenses	12,619	12,714	37,408	37,551
Advertising and promotion expenses	7,588	10,451	22,638	35,107
General and administrative expenses	7,365	6,130	20,616	20,576
Impairment of goodwill	-	-	-	1,440
Other operating income, net	1,721	173	1,901	484

Income (loss) from operations	21,433	(24,100)	26,601	(33,911)

Interest expense	3,841	2,626	11,125	7,401
Interest income	481	187	1,404	432
Other income, net	(509)	73	63	298

Income (loss) before income tax expense (benefit)	17,564	(26,466)	16,943	(40,582)

Income tax expense (benefit)	7,162	(5,920)	7,370	(8,922)

Net income (loss)	10,402	(20,546)	9,573	(31,660)

Net income (loss) attributable to the noncontrolling interest	116	(67)	358	(131)

Net income (loss) attributable to Synutra International, Inc. common stockholders	$10,286	$(20,479)	9,215	$(31,529)

Earnings (loss) per share - basic	$0.18	$(0.36)	0.16	$(0.56)
Earnings (loss) per share - diluted	$0.18	$(0.36)	0.16	$(0.56)

Weighted average common share outstanding - basic	57,301	57,301	57,301	56,201
Weighted average common share outstanding - diluted	57,301	57,301	57,301	56,201